The American Funds Tax-Exempt Series II
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$28,550
Class B	$360
Class C	$1,927
Class F	$3,568
Total	$34,404
Class R-5	$2,076
Total	$2,076

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3333
Class B	$0.2721
Class C	$0.2681
Class F	$0.3269
Class R-5	$0.3468

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	87,842
Class B	1,335
Class C	7,275
Class F	11,048
Total	107,500
Class R-5	6,222
Total	6,222

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.46
Class B	$15.46
Class C	$15.46
Class F	$15.46
Class R-5	$15.46